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                                                                    EXHIBIT 10.3

                         SECURITIES REPURCHASE AGREEMENT

         THIS SECURITIES REPURCHASE AGREEMENT (this "Agreement"), dated as of June 5, 2003, is entered into by and among Cooperative Computing Holding Company, Inc., a Delaware corporation (the "Company"), Cooperative Computing, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("CCI"), Glenn E. Staats ("G. Staats"), Preston W. Staats, Jr. ("P. Staats" and, together with G. Staats, the "Sellers"), solely for the purpose of Sections 5.1, 5.4(b), 5.6, 5.7 and 8.2, Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. (collectively, "HMTF") and, solely for the purpose of Sections 5.4(b), 5.6, 5.7, and 8.2, Hicks, Muse, Tate & Furst Incorporated and HMTF Operating, L.P. (collectively, "Hicks Muse").

         WHEREAS, the Sellers are the record and beneficial owners of an aggregate 16,000,000 shares (the "Shares") of common stock, par value $.000125 per share (the "Common Stock"), of the Company;

         WHEREAS, the Company desires to purchase from each of the Sellers all of the Shares owned by such Seller as set forth on Exhibit A attached hereto;

         WHEREAS, the Company, the Sellers, HMTF and A. Laurence Jones are parties to a Stockholders Agreement dated as of May 26, 1999 (the "Stockholders Agreement");

         WHEREAS, Section 9.7.2 of the Stockholders Agreement provides that any provision of the Stockholders Agreement may be amended or waived if such amendment or waiver is in writing and is signed by the Company and holders of Common Stock who then own beneficially more than 66 2/3% of the aggregate number of shares of Common Stock subject to the Stockholders Agreement ("Required Holders");

         WHEREAS, the Sellers and HMTF constitute Required Holders;

         WHEREAS, as more particularly described herein, the Company, the Sellers and HMTF desire to waive the applicability of any notice requirements or other provisions of the Stockholders Agreement to the transactions contemplated by this Agreement;

         WHEREAS, following the consummation of the transactions contemplated by this Agreement, the Sellers will no longer own any shares of Common Stock and desire to terminate any rights or obligations they may have under the Stockholders Agreement;

         WHEREAS, P. Staats filed suit against CCI in the case styled Preston W. Staats, Jr. v. Cooperative Computing, Inc., Cause No. A-02-CA-787-JN, United States District Court for the Western District of Texas, Austin Division (the "Litigation");

         WHEREAS, conditioned upon, and effective at, the Closing, the Sellers, on the one hand, and CCI, the Company, HMTF and Hicks Muse on the other hand, desire to enter into mutual releases with respect to any Claims (as hereinafter defined) and the Litigation; and

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         WHEREAS, HMTF, the Sellers and each other stockholder of the Company has concurrently herewith executed a Unanimous Written Consent of Stockholders in the form attached hereto as Exhibit B, pursuant to which such stockholders authorized and approved this Agreement and the transactions contemplated hereby.

         NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements hereinafter contained and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                         PURCHASE AND SALE OF SECURITIES

         1.1 Commitments to Sell and Purchase. At the Closing, upon the terms and subject to the conditions contained herein, each of the Sellers shall sell, assign, transfer, convey and deliver to the Company, and the Company shall purchase from each of the Sellers the Shares owned by such Seller as set forth opposite such Seller's name on Exhibit A hereto, in each case free and clear of all liens, claims, encumbrances, security interests or other restrictions of any kind ("Liens").

         1.2 Purchase Price; Payment of Purchase Price. The aggregate consideration to be paid by the Company to the Sellers for the Shares shall be $30 million, consisting of (i) $28 million in cash and (ii) unsecured promissory notes (the "Notes") in the aggregate principal amount of $2 million, with interest payable during the ninety (90) days immediately following the Closing at the applicable federal rate and thereafter at ten percent (10%) per annum, and maturing at such time as the indenture governing the CCI's 9% Senior Subordinated Notes due 2008 (the "Existing Notes") in aggregate principal amount of $100,000,000 and applicable Delaware law permit CCI to dividend to the Company the funds necessary to repay the Notes (the "Purchase Price"). The Purchase Price shall be allocated among the Sellers as set forth on Exhibit A hereto. At the Closing, the Company shall execute and deliver the Notes and pay to each Seller the cash portion of the Purchase Price allocable to such Seller as set forth on Exhibit A by wire transfer of immediately available funds to accounts designated by each of the Sellers in writing to Company not later than two (2) business days prior to the Closing Date; provided, however, that in the case of the $4,666,666.67 cash payment owing to P. Staats, (a) $3,666,666.67 shall be paid at the Closing and (b) $1,000,000 shall be paid on the later to occur of the Closing Date or the date the ADEA Revocation Period (as defined in Section 8.12) expires without P. Staats revoking the release contained in
Section 5.4(a)(iii)(A) of this Agreement pursuant to Section 8.12 hereof, it being understood that if P. Staats revokes such provisions pursuant to such
Section 8.12 he will not be entitled to receive such additional $1,000,000 payment, and any amounts being held in escrow pursuant to the following sentence shall be released to the Company. To the extent that $1,000,000 is required to be held back from the payment to be made to P. Staats at the Closing pursuant to the proviso contained in the preceding sentence, the Company shall deposit such $1,000,000 into escrow with a third party escrow agent, which $1,000,000

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shall be released to P. Staats upon (x) notification by the Company to the
Escrow Agent that the ADEA Revocation Period has expired and (y) P. Staats' execution and delivery to the Company of the release in the form attached hereto as Exhibit C.

                                   ARTICLE II

                             CLOSING AND TERMINATION

         2.1 Closing. The purchase and sale of the Shares will take place at a closing (the "Closing") to be held at the offices of Weil, Gotshal & Manges LLP, 100 Crescent Court, Suite 1300, Dallas, Texas 75201, at 10:00 a.m., Dallas time, on the second business day after the conditions set forth in Article VI (other than conditions with respect to actions the respective parties will take at the Closing) have been satisfied or waived by the party entitled to do so, or on such other date, or at such other place and time as the parties shall mutually agree. The date on which the Closing is held is referred to as the "Closing Date". As used herein, the phrase "effective as of the Closing Date" means the time when all conditions to Closing set forth in Article VI have either been satisfied or waived by the party entitled to do so (including, without limitation, the payment of the Purchase Price by the Company in accordance with Section 1.2).

         2.2 Termination. This Agreement may be terminated prior to the Closing as follows:

                  (a) by the written agreement of the Company and the Sellers; or

                  (b) by either the Company or the Sellers if the Closing shall not have occurred on or prior to the 180th day after the date of this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 2.2(b) shall not be available to any party whose conditions to Closing as set forth in Sections 6.1 and 6.2 have been satisfied and such party has nevertheless refused to consummate the transactions contemplated by this Agreement; or

                  (c) by the Sellers if on or prior to the pricing date of CCI's pending senior notes offering, (i) the Board of Directors of CCI has not determined that the conditions to Closing set forth in Sections 6.2(d) and (e) can be satisfied and (ii) the Company has not waived compliance with such conditions.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE SELLERS

                  Each Seller, as to himself only, makes the following representations and warranties to the Company and CCI:

         3.1 Authorization. Each Seller has all requisite power, authority and legal capacity to execute and deliver this Agreement and to consummate the transactions

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contemplated hereby. This Agreement has been duly and validly executed and delivered by each Seller and (assuming the due authorization, execution and delivery by the other parties hereto) this Agreement constitutes legal, valid and binding obligations of each Seller, enforceable against each Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

         3.2 Ownership and Transfer of Shares. Each Seller is the sole record and beneficial owner of the Shares indicated as being owned by such Seller on Exhibit A attached hereto, free and clear of any and all Liens. Each Seller has the power and authority to sell, transfer, assign and deliver such Shares as provided in this Agreement, and such delivery will convey to the Company good title to such Shares, free and clear of any and all Liens. Except for this Agreement and the Stockholders Agreement, no Seller is a party to any voting, trust, proxy or other agreement or understanding with respect to the voting, purchase, sale or other disposition of the Shares or any interest therein.

                                   ARTICLE IV

              REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND CCI

         Each of the Company and CCI makes the following representations and warranties to the Sellers:

         4.1 Organization and Good Standing. Each of the Company and CCI is validly existing and in good standing under the laws of the State of Delaware. Each of the Company, CCI and their respective subsidiaries has the requisite corporate power and authority to own, lease or otherwise hold the assets owned, leased or otherwise held by it and to carry on its business as now being conducted.

         4.2 Authorization. Each of the Company and CCI has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of the Company and CCI, and this Agreement has been duly executed and delivered by the Company and CCI. This Agreement constitutes the legal, valid and binding obligation of the Company and CCI, enforceable against the Company and CCI in accordance with its terms subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

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                                    ARTICLE V

                                    COVENANTS

         5.1 Stockholders Agreement. In accordance with Section 9.7.2 of the Stockholders Agreement, each of the Company, the Sellers and HMTF hereby waive the applicability of any of the provisions of the Stockholders Agreement to any of the transactions contemplated by this Agreement, including, without limitation, Sections 4.2 (Tag Along Rights), 5.1 (Restrictions on Transfer) and
5.3 (Notice of Proposed Transfers). In addition, conditioned upon, and effective at, the Closing pursuant to Section 2.1.4 of the Stockholders Agreement, the Sellers hereby elect to terminate their rights under Article 2 of the Stockholders Agreement with respect to the designation of directors to the Company's and CCI's Boards of Directors. Conditioned upon, and effective at, the Closing, each of the Sellers, the Company and HMTF acknowledges and agrees that the Stockholders Agreement (including, without limitation, all of the obligations set forth in Section 8.1 of the Stockholders Agreement) shall terminate as to each of the Sellers, and that upon such termination neither of the Sellers shall have any further rights or obligations under the Stockholders Agreement from and after such termination.

         5.2      Proprietary Information; Nonsolicitation; Covenant Not to
Compete.

                  (a) Each Seller acknowledges and agrees that he has had access to and may have created or developed (either alone or with others) Proprietary Information. For purposes of this Agreement, "Proprietary Information" means, unless known generally to the public, specifications, computer source codes, passwords, data bases, technical documentation, programs, strategic or technical research data and product research and development data of the Company, CCI and the respective subsidiaries, and any other information previously specifically identified by the Company, CCI or their respective subsidiaries as confidential or proprietary information of the Company, CCI, or their respective subsidiaries.

                  Effective as of the Closing Date, for a period of seven years from the Closing Date, each Seller shall hold in confidence and not directly or indirectly disclose, use or copy or make lists of any Proprietary Information or other confidential information of the Company, CCI or any of their respective subsidiaries, except to the extent (i) authorized in writing by the Board of Directors of the Company or CCI or (ii) required by any court or administrative agency. Notwithstanding anything to the contrary contained in this Section 5.2(a), nothing in this Section 5.2(a) shall prohibit G. Staats or P. Staats from using any such Proprietary Information on behalf of Internet Autoparts, Inc. ("IAP") to the extent, but only to the extent, that it is expressly permitted to be used by IAP for the purposes permitted by the terms of that certain Software and Data License and Service Agreement, dated as of May 31, 2000, between IAP and CCI (the "IAP License Agreement").

                  All Proprietary Information, other confidential information and all records, files, documents and materials, or copies thereof, relating to the business of the

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Company, CCI and their respective subsidiaries which such Seller has prepared, or has used, or has come into contact with, or now has or shall have in its possession or control (collectively, "Company Materials"), shall be and remain the sole property of the Company, CCI or their respective subsidiaries, as the case may be. On the Closing Date, each Seller shall promptly destroy or return to the Company or CCI any and all computer source codes, passwords, confidential customer or prospect lists, data bases, technical documentation and programs in the possession or control of such Seller and in any way related to any of the Company's or CCI's products, data or software and, to the extent any other types of Company Materials are specifically identified in writing from time to time by the Company to the Sellers, each Seller shall promptly destroy or return to the Company or CCI any such Company Material in the possession or control of such Seller and so identified by the Company. The failure of the Company to identify specific types of Company Materials that the Company requires to be returned or destroyed pursuant to the immediately preceding sentence shall not reduce or diminish the obligations of the Sellers to comply with the remaining terms of this Section 5.2(a).

                  (b) Effective as of the Closing Date, except with the prior written approval of the Board of Directors of the Company or CCI, for a period of seven years from the Closing Date, each Seller agrees that he shall not, directly or indirectly:

                           (i) solicit, entice, persuade or induce any employee of the Company, CCI or any of their respective subsidiaries (each, a "Company Employee") to terminate his employment by the Company, CCI or any of their respective subsidiaries or to become employed by any person or entity other than the Company, CCI or any of their respective subsidiaries;

                           (ii) solicit, induce or attempt to induce any customer or supplier of the Company, CCI or any of their respective subsidiaries with whom the Company, CCI or any of their respective subsidiaries does business to cease doing business in whole or in part or alter in any way, terminate or breach his, her or its relationship with the Company, CCI or any of their respective subsidiaries; and

                           (iii) authorize or assist in the taking of such actions by any third party.

                  Notwithstanding the foregoing, (A) neither Section 5.2(b)(i) nor Section 5.2(b)(iii) shall prohibit (i) any advertisement or general solicitation (or hiring as a result thereof) by a Seller or Seller Affiliate (as hereinafter defined) that is not specifically targeted at the Company Employees,
(ii) the solicitation or hiring by a Seller or any Seller Affiliate of any Company Employee who initiates employment discussions with such Seller or Seller Affiliate or (iii) a Seller or any Seller Affiliate from writing letters of recommendation or giving verbal recommendation for any Company Employee; and (B) neither Section 5.2(b)(ii) nor Section 5.2(b)(iii) shall prohibit either Seller or any Seller Affiliate from engaging in lawful competitive activities that are not precluded by Section 5.2(c) below.

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                  (c)      Effective as of the Closing Date, for a period of
seven years from the Closing Date, each Seller agrees that he shall not, directly or indirectly, engage, participate, make any financial investment in, or become employed by or render advisory or other services to or for any person or other business enterprise which is engaged, directly or indirectly, (i) in the business of designing, licensing or selling management information systems and/or services or portions thereof (including business management, inventory control, communications, estimating, database content and content delivery, supply chain management, and business intelligence and analytics), catalog and associated database and content management systems and services, data warehousing systems and services, and database products and services (including catalog, pricing, bar codes, images, labor, repair, interchange, service specifications, service intervals, tune up specifications, tire and tire fitment information), and of providing associated support, training, and other related services, to the automotive aftermarket parts industry, the medium and heavy duty truck industry, the motorcycle industry, the marine industry and the building supply industry or (ii) in any other business that the Company, CCI, or any of their respective current subsidiaries is engaged in as of the Closing Date. Notwithstanding any other provisions of this Agreement to the contrary, the foregoing covenant shall not preclude (A) G. Staats from continuing to be employed as the Chief Executive Officer or serving on the Board of Directors of IAP, or either Seller from serving in any other capacity with IAP (including the performance of all duties associated with such capacity) or maintaining an ownership interest in IAP; provided that, in the case of the Sellers' employment by IAP or the Sellers' rendering services to IAP in any capacity, other than as a director, IAP does not otherwise engage in any activities that would violate any of the provisions of Section 10.2 of the IAP License Agreement; (B) either Seller or any Seller Affiliate from engaging in the business of designing, licensing, managing, supporting, training, renting, leasing or selling technology solutions to automate repair and maintenance activities (including part lookup and ordering, service bay productivity, technician productivity, job cost estimating, service reminders, repair and maintenance invoicing, vehicle maintenance history, and repair and procedure profitability, accounting and other closely related activities) to commercial enterprises engaged in the business of repair or maintenance of automobiles and/or trucks; provided that to the extent such commercial enterprises are involved in multiple business lines, the foregoing clause (B) shall only permit Seller and the Seller Affiliates to engage in the businesses specified in such clause (B) to the segment of such commercial enterprise that is actually engaged in the business of repair or maintenance of automobiles and/or trucks (for example if an automotive aftermarket parts distributor acquired a service dealer chain, Seller or Seller Affiliates will be permitted to engage in such businesses with the service dealer chain, but not with the automotive aftermarket parts distributor). For the avoidance of doubt, Seller and the Seller Affiliates are expressly prohibited from developing or owning an automotive aftermarket hard parts catalog, but are permitted to develop or own other related databases solely and exclusively for the purpose of furthering the business described in this subsection 5.2(c)(B); provided, that, in connection with this subsection 5.2(c)(B), either Seller or any Seller Affiliate may utilize, rent, lease, license or sell any automotive aftermarket hard parts catalog obtained from CCI (through a separately negotiated agreement) or any other person or entity but may not otherwise develop or own such a catalog. In addition, notwithstanding any other

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provisions of this Agreement to the contrary, the foregoing covenant shall not preclude either Seller or any Seller Affiliate from making any investments in the securities of any company, whether or not engaged in competition with the Company, CCI or any of their respective subsidiaries, to the extent that such securities are actively traded on a national securities exchange or in the over-the-counter market in the United States or any foreign securities exchange and such investment does not exceed five percent (5%) of the issued and outstanding shares of such company or give either Seller or any Seller Affiliate the right or power to control or participate directly in making the policy decisions of such company. In the event that CCI believes that IAP has acted in a manner that would violate Section 10.2 of the License Agreement, CCI shall inform any Seller then providing services to IAP in any capacity (other than as a director) in writing of the breach (each, a "Violation Notice"). In the event that within thirty (30) days after receipt of a Violation Notice either (i) such Seller resigns from all positions with IAP (other than as a director) or (ii) IAP shall have ceased to engage in the activities identified in the Violation Notice (and shall have compensated CCI for any damages resulting from such competitive activities), then, in either such event, such Seller shall have no personal liability for any violation of this Section 5.2(c) identified in the Violation Notice.

                  (d) Each Seller expressly acknowledges and agrees that the duration and scope of this Section 5.2 are reasonable in light of the circumstances as they exist on the date of this Agreement. However, should any court of competent jurisdiction determine that any portion of this Section 5.2 is invalid, unreasonable, or unenforceable, the remainder of this Section 5.2 shall not thereby be affected and shall be given full effect without regard to the invalid provisions. If any court construes any of the provisions of this
Section 5.2, or any part thereof, to be unreasonable because of the duration or scope of such provision, such court shall have the power to reduce the duration or scope of such provision and to enforce such provision as so reduced.

                  (e) The parties hereto agree that (i) any breach by any Seller of any of the provisions contained in this Section 5.2 would cause irreparable damage to Company, CCI, and their respective subsidiaries for which monetary damages and other remedies of law may be inadequate and (ii) the Company or CCI will be entitled to obtain, without posting any bond whatsoever, a restraining order, injunction, specific performance or other equitable or extra ordinary relief from any court of competent jurisdiction to restrain any threatened or further breach of such provisions or to require any Seller to perform his or its obligations under this Section 5.2 at law, or in equity (including the right to recover monetary damages).

                  (f) In the event either Seller violates any provision of this Section 5.2, the running of the time period of such provision so violated shall be automatically suspended as to such Seller upon the date of such violation and shall resume on the date such violation ceases. Accordingly, the term of such provision shall automatically be extended by the period during which such violation exists.

                  (g) For purposes of this Agreement, the term "Seller Affiliate" shall mean an entity, any portion of which is owned, directly or indirectly, by either or both of

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the Sellers but shall not include IAP or any entity in which IAP or any of its subsidiaries is a joint venture partner, investor or participant.

                  (h)      At any time, and from time to time, during the seven
(7) year term of the covenant set forth in Section 5.2(c) (the "Noncompete Covenant"), either of Sellers or any Seller Affiliate may make inquiry of CCI by written notice (each a "Compliance Inquiry") as to whether a specific business activity specifically identified in the Compliance Inquiry (the "Proposed Activity") will violate the Noncompete Covenant. Within sixty (60) days of any Compliance Inquiry, CCI shall respond to the same by written notice (each a "Response Notice") as to whether the Proposed Activity will be regarded by it as violating the Noncompete Covenant, and the basis for any determination that the Proposed Activity would violate the Noncompete Covenant. If CCI either (i) fails to respond on a timely basis to any Compliance Inquiry, or (ii) responds that the Proposed Activity described in the Compliance Inquiry will not violate the Noncompete Covenant, the Sellers and any Seller Affiliate may engage in the Proposed Activity and the same shall not be deemed to violate the Noncompete Covenant and, rather, shall be deemed permitted by such covenant.

         5.3 Litigation Standstill. Each of P. Staats, the Company, and CCI agree to stay all activities in the Litigation, including, without limitation, refraining from seeking any discovery, filing any motions or amendments to pleadings or previous motions, and to further postpone any deadlines, discovery cut-offs, response dates, or similar matters which have not expired prior to the date of this Agreement. P. Staats, CCI, and the Company shall cooperate in taking all reasonable steps to ensure a stay of all activities in the Litigation and to ensure that the Litigation, to the extent within the control of P. Staats, CCI and the Company, remains inactive. Promptly following the Closing,
P. Staats shall cause his attorneys of record to file with the court a Motion to Dismiss with Prejudice dismissing the Litigation with prejudice. Notwithstanding anything to the contrary contained in this Section 5.3, in the event this Agreement is terminated in accordance with the provisions of Section 2.2, this
Section 5.3 shall be of no further force or effect.

         5.4      General Release and Covenant Not to Sue by the Sellers.

                  (a) Effective as of the Closing Date, each Seller, on behalf of himself, his attorneys, heirs, executors, administrators, assigns, and trusts, partnerships and other entities under such Seller's control (the "Seller Parties"), hereby generally RELEASES AND FOREVER DISCHARGES the Company, CCI and their respective predecessors, successors, assigns and subsidiaries, and each of their respective affiliates, officers, directors, employees, agents, representatives, employee benefit plans and fiduciaries, principals and attorneys (the "Company Parties") from any and all claims, demands, liabilities, suits, damages, losses, expenses, attorneys' fees, obligations or causes of action, KNOWN OR UNKNOWN of any kind and every nature whatsoever, and whether or not accrued or matured (collectively, "Claims"), which any of them may now have or may in the future have arising out of or relating to any omission, acts or facts that have occurred up and until and including the Closing Date, including, without limitation, (i) any and all Claims relating to, arising from, or in connection with the Litigation; (ii) any

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and all Claims for wrongful discharge of employment; fraud (including fraudulent inducement to enter into this Agreement); misrepresentation; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; breach of fiduciary duty; unfair business practices; breach of confidentiality provision, defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; tortious interference, theft, embezzlement, and conversion; and (iii) any and all Claims for violation of (A) the Age Discrimination in Employment Act of 1967 or (B) any other federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family Medical Leave Act, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, Older Workers Benefit Protection Act, and the Texas Commission on Human Rights Act. Notwithstanding the foregoing, this release does not in any way release, impair, or limit (i) any obligations incurred by or owing from the Company or CCI to the Sellers under this Agreement, the Notes or under any of the agreements between or among any of the Company Parties, on the one hand, and any of the Sellers, on the other hand, related to IAP (the "IAP Agreements") or (ii) any of Company's insurers from covering the Sellers for any conduct, acts, injuries, or actions arising from, in connection with, or related to the time period any such Seller was employed by or serving as an officer or director of Company of CCI. Effective as of the Closing Date, each Seller, on behalf of such Seller and the Seller Parties, hereby covenants forever NOT TO ASSERT, FILE, PROSECUTE, MAINTAIN, COMMENCE, INSTITUTE (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Company Parties in connection with any matter released in this Section 5.4(a), including, without limitation, the Litigation, and represents and warrants that no other person or entity has or will initiate any such proceeding on behalf of such Seller or any Seller Party.

                  (b) Effective as of the Closing Date, each Seller, on behalf of himself and the Seller Parties, hereby generally RELEASES AND FOREVER DISCHARGES HMTF, Hicks Muse, and each of their respective predecessors, successors, assigns, affiliates, direct or indirect shareholders, partners, members, or other equity owners, and each of their respective officers, directors, managers, employees, agents, representatives, principals and attorneys (the "HMTF Parties"), from any and all Claims, which any of them may now have or may in the future have arising out of or relating to any omission, acts or facts that have occurred up and until and including the Closing Date related to the Company or CCI and the Sellers' and HMTF's investment therein, including, without limitation, (i) any and all Claims for wrongful discharge of employment; fraud (including fraudulent inducement to enter into this Agreement); misrepresentation; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; breach of fiduciary duty; unfair business practices; breach of confidentiality provision, defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; tortious interference, theft, embezzlement, and conversion; and (ii) any and all Claims for violation of any federal, state or municipal statute. Notwithstanding the foregoing, this release does not in any way release, impair, or limit any obligations incurred by or owing from HMTF to the Sellers under this Agreement or under the IAP Agreements. Effective as of the Closing Date, each Seller, on behalf of such Seller and the Seller Parties, hereby covenants forever NOT TO ASSERT, FILE, PROSECUTE, MAINTAIN, COMMENCE, INSTITUTE (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the HMTF Parties in connection with any matter released in this
Section 5.4(b), and represents and warrants that no other person or entity has or will initiate any such proceeding on behalf of such Seller or any Seller Party.

         5.5 General Release and Covenant Not to Sue by the Company and CCI. Effective as of the Closing Date, each of the Company and CCI, on behalf of itself and the Company Parties under its control (collectively, the "Company Controlled Parties"), hereby generally RELEASES AND FOREVER DISCHARGES each Seller and the Seller Parties from any and all Claims, which any of them may now have or may in the future have, arising out of or relating to any omission, acts or facts that have occurred up and until and including the Closing Date, including without limitation, the Litigation. Notwithstanding the foregoing, this release does not in any way release, impair, or limit any obligations incurred by or owing from any Seller to the Company or CCI under this Agreement or the IAP Agreements. Effective as of the Closing Date, each of the Company and CCI, on behalf of itself and the Company Controlled Parties, hereby covenants FOREVER NOT TO ASSERT, FILE, PROSECUTE, MAINTAIN, COMMENCE, INSTITUTE (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Seller Parties in connection with any matter released in Section 5.5, including, without limitation, the Litigation, and represents and warrants that, to the extent within its control, no other person or entity has initiated or will initiate any such proceeding on its or their behalf.

         5.6 General Release and Covenant Not to Sue by HMTF. \ Effective as of the Closing Date, HMTF and Hicks Muse on behalf of themselves and each of the HMTF Parties under their control (the "HMTF Controlled Parties"), hereby generally RELEASES AND FOREVER DISCHARGES each Seller and the Seller Parties from any and all Claims, which any of them may now have or may in the future have, arising out of or relating to any omission, acts or facts that have occurred up and until and including the Closing Date related to the Company or CCI and the Sellers' and HMTF's investment therein. Notwithstanding the foregoing, this release does not in any way release, impair, or limit any obligations incurred by or owing from any Seller under this Agreement or the IAP Agreements. Effective as of the Closing Date, HMTF and Hicks Muse, on behalf of themselves and each of the HMTF Controlled Parties, hereby covenants FOREVER NOT TO ASSERT, FILE, PROSECUTE, MAINTAIN, COMMENCE, INSTITUTE (or sponsor or purposely facilitate any person in connection with the foregoing), any complaint or lawsuit or any legal, equitable or administrative proceeding of any nature, against any of the Seller Parties in connection with any matter released in this Section 5.6, and represents and warrants that, to the extent within its control, no other person or entity has initiated or will initiate any such proceeding on its or their behalf.

         5.7 Authority to Release and Settle. Each of the Company, CCI, HMTF, Hicks Muse and the Sellers hereby expressly represents and warrants that:
(i) it is the lawful owner of all Claims herein released by it; (ii) it has full power and express authority to settle and release the Claims released on behalf of itself or others as set forth in this Agreement; (iii) it has not made any assignment or transfer of those Claims, including but not limited to assignment or transfer by subrogation or by operation of law; (iv) it knows of no person or entity that intends to assert any Claim by, through, under, or on behalf of such party; (v) it is not relying upon any statements, understandings, representations, expectations, or agreements other than those expressly set forth in this Agreement; (vi) it is represented and has been advised by counsel in connection with this Agreement, which such party executes wholly voluntarily and of its own choice, volition, judgment, belief and knowledge, after consultation with such counsel and not under coercion or duress; (vii) it has made its own investigation of the facts and is relying solely upon its own knowledge and the advice of its counsel; (viii) it has no expectation that the other party will disclose facts material to this Agreement; and (ix) it knowingly waives any Claim that this Agreement was induced by any misrepresentation or nondisclosure and any right to rescind or avoid this Agreement based upon presently existing facts, known or unknown. The Company, CCI, HMTF, Hicks Muse and the Sellers agree and stipulate that each party is relying upon these representations and warranties in entering into this Agreement.

         5.8 Intended Beneficiaries. The general releases set forth in Sections 5.4, 5.5 and 5.6 shall be binding upon each of the parties hereto and run to the benefit of all of the present and former predecessors, successors, subsidiaries, affiliates, servants, attorneys, agents, employees, officers, directors, shareholders, partners, principals, heirs, assigns, representatives, and employee benefit plans and fiduciaries of the parties hereto and the other persons and entities listed in this provision.

         5.9 Further Assurances. Each of the Company and the Sellers shall do and perform or cause to be done and performed all such further acts and things and shall execute and deliver all such other agreements, certificates, instruments, or documents as any other party shall reasonably request from time to time in order to carry out the intent and purposes of this Agreement. Neither the Company nor the Sellers shall voluntarily undertake any course of action inconsistent with satisfaction of the requirements applicable to such party as set forth in this Agreement, and each party shall promptly do all acts and take all measures as may be appropriate or necessary to enable such party to perform, as early as practicable, the obligations required to be performed by such party under this Agreement.

         5.10 Health Insurance. From and after the Closing Date, CCI or its successors will provide group health insurance coverage (including through self insurance) to the Sellers and their current spouses as of the date of this Agreement until their death on the same basis as provided from time to time to executive officers of CCI or its successors generally; provided, however, that such coverage is secondary to any and all other health insurance coverage or prescription plans applicable to the Sellers and their current spouses, including, without limitation, Medicare; and provided further that, as to each Seller, such Seller is not in breach of his obligations under Section 5.2 of this Agreement.

         5.11 Acknowledgement of Termination. Effective as of the Closing Date, Sellers acknowledge and agree that, (i) on the last day of the last pay period in the calendar month succeeding the Closing Date, CCI may discontinue the employment of Charles Baker and (ii) Sellers shall continue to reimburse CCI for any payroll or other related costs incurred by CCI with respect to Charles Baker through and including the date CCI discontinues the employment of Charles Baker.

         5.12 Senior Notes Offering. CCI acknowledges and agrees that it will not consummate its pending senior notes offering unless and until the conditions to Closing set forth in Sections 6.2(d) and (e) have been satisfied or waived.

                                   ARTICLE VI

                              CONDITIONS TO CLOSING

         6.1 Conditions Precedent to the Sellers' Obligations. The obligation of the Sellers to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by the Sellers in whole or in part):

                  (a) The representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date;

                  (b) There shall not be in effect any order, injunction, judgment, decree, ruling, writ, assessment or arbitration award (an "Order") by any governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby; and

                  (c) The Company shall have executed and delivered or caused to have been executed and delivered, to the Sellers at the Closing all of the items and documents required to be delivered by it pursuant to Section 7.1.

         6.2 Conditions Precedent to the Company's Obligations. The obligations of the Company to consummate the transactions contemplated by this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by the Company in whole or in part):

                  (a) The representations and warranties of the Sellers contained herein shall be true and correct in all material respects on and as of the Closing Date as though made on and as of such date;

                  (b) There shall not be in effect any Order by any governmental body of competent jurisdiction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (c) CCI shall have consummated its pending senior notes offering;

                  (d) Each of the Company and CCI shall have, on the Closing Date, sufficient surplus or net profits to (i) in the case of the Company, purchase the Shares (the "Repurchase") in compliance with the Delaware General Corporation Law and (ii) in the case of CCI, pay a dividend to the Company in an amount necessary to purchase the Shares (the "Dividend");

                  (e) The Dividend and the Repurchase shall be permitted under the Company's and its subsidiaries' (including CCI) agreements and other documents governing their indebtedness and CCI shall have declared and paid such Dividend to the Company;

                  (f)      P. Staats shall not have revoked, pursuant to Section
8.12 hereof, the release contained in Section 5.4(a)(ii)(A) of this Agreement;

                  (g) Neither Seller shall have materially and intentionally breached the provisions of Section 8.1 of the Stockholders Agreement; and

                  (h) The Sellers shall have executed and delivered or caused to have been executed and delivered, to the Company at the Closing all of the items and documents required to be delivered by them pursuant to Section 7.2.

                                   ARTICLE VII

                      DOCUMENTS TO BE DELIVERED AT CLOSING

         7.1      Documents to Be Delivered by the Company. At the
Closing, the Company shall deliver the following items and documents to the
Sellers:

                  (a)      the cash portion of the Purchase Price;

                  (b) duly executed Notes representing the Notes portion of the Purchase Price; and

                  (c) a certificate, dated the Closing Date, executed on behalf of the Company by a duly authorized officer of the Company, certifying that the condition specified in Section 6.1(a) has been fulfilled.

         7.2 Documents to Be Delivered by the Sellers. At the Closing, the Sellers shall deliver the following items and documents to the Company:

                  (a) the stock certificates representing the Shares, duly endorsed in blank or accompanied by stock transfer powers in a form reasonably acceptable to the Company;

                  (b) a duly executed Motion to Dismiss with Prejudice with respect to the Litigation;

                  (c) duly executed letters of resignation from any and all officer or director positions held by either of the Sellers in the Company, CCI, or any of their respective subsidiaries; and

                  (d) a certificate, dated the Closing Date, executed by each Seller, certifying that the condition specified in Section 6.2(a) has been fulfilled.

                                  ARTICLE VIII

                                  MISCELLANEOUS

         8.1 Notices. Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given if made by hand delivery, by telecopier or registered or certified mail, postage prepaid, return receipt requested, addressed as follows (or at such other address as may be substituted by notice given as herein provided); provided that in the case of any notice required to be delivered to CCI pursuant to Section 5.2(h), notwithstanding the following, such notice shall be addressed to the Chief Executive Officer, Chief Financial Officer, and General Counsel (with copies to Weil, Gotshal & Manges LLP and Hicks Muse, Tate & Furst Incorporated), shall require proof of actual delivery, and shall indicate in bold type on the face of such notice that such notice contains a sixty (60) day deemed acceptance provision and provided, further, that in the case of any Violation Notice delivered to either Seller in accordance with Section 5.2(c), notwithstanding the foregoing, such notice shall require actual proof of delivery, and shall indicate in bold type on the face of such notice that the recipient may lose important rights if responsive action is not taken within thirty (30) days from receipt of the notice:

         If to the Company or CCI:

                  Cooperative Computing Holding Company, Inc.
                  804 Las Cimas Parkway, Suite 200
                  Austin, Texas 78746
                  Attention: Michael A. Aviles
                  Facsimile: (512) 330-9273

                  with a copy to (which shall not constitute notice):

                  Weil, Gotshal & Manges LLP
                  100 Crescent Court, Suite 300
                  Dallas, Texas 75201

                  Attention: Glenn D. West, Esq.
                  Facsimile: (214) 746-7777

                  and

                  Hicks, Muse, Tate & Furst Incorporated
                  200 Crescent Court, Suite 1600
                  Dallas, Texas 75201
                  Attention: Peter S. Brodsky
                  Facsimile: (214) 740-7313

         If to the Sellers:

                  to the addresses set forth on the signature pages hereof.

                  with a copy to (which shall not constitute notice):

                  Graves, Dougherty, Hearon & Moody, PC
                  515 Congress Avenue, Suite 2300
                  Austin, Texas 78701
                  Attention: Clarke Heidrick
                  Facsimile: (512) 478-1976

         Any notice or communication hereunder shall be deemed to have been given or made as of the date so delivered, if personally delivered; when receipt is acknowledged, if telecopied; and three calendar days after mailing if sent by registered or certified mail (except that a notice of change of address shall not be deemed to have been given until actually received by the addressee).

         8.2 Review by Separate Counsel. Each Seller, HMTF and Hicks Muse acknowledges and agrees that Weil, Gotshal & Manges LLP represents the Company in connection with negotiation and preparation of this Agreement, and that each such Seller has had the opportunity to retain separate counsel to review this Agreement and consult with the Company and its counsel regarding the content and legal effect of this Agreement.

         8.3 Construction. Words used in the Agreement of any gender or neuter shall be construed to include any other gender or neuter where appropriate. Words used in this Agreement that are either singular or plural shall be construed to include the other where appropriate. No provisions of this Agreement will be interpreted in favor of, or against, any of the parties hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provisions in inconsistent with any prior draft hereof or thereof.

         8.4 Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS. EXCLUSIVE VENUE SHALL LIE IN TRAVIS COUNTY, TEXAS.

         8.5 Successors and Assigns. This Agreement shall be binding upon the Company and the Purchaser and each of their respective successors and assigns.

         8.6 Duplicate Originals. All parties may sign any number of copies of this Agreement. Each signed copy shall be an original, but all of them together shall represent the same agreement.

         8.7 Severability and Savings Clause. Should any clause, sentence, provision, paragraph or part of this Agreement for any reason whatsoever be adjudged by any court of competent jurisdiction, or be held by any other competent governmental authority having jurisdiction, to be invalid, unenforceable, or illegal, such judgment or holding shall not affect, impair or invalidate the remainder of this Agreement, but shall be confined in its operation to the specific clause, sentence, provision, paragraph or part of this Agreement directly involved, and the remainder of this Agreement, wherever practicable, shall remain in full force and effect.

         8.8      No Waivers; Amendments.

                  (a) No failure or delay on the part of the Company or Sellers in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy at law or in equity or otherwise.

                  (b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the parties hereto.

         8.9 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement, and supercedes all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof. Except as provided in Section 5.8, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

         8.10 Fees and Expenses. The parties hereby agree that each party shall be solely responsible for its own attorneys' fees and costs incurred in connection with the Litigation and the negotiations leading to the execution of this Agreement.

         8.11 Specific Performance. Each party acknowledges and agrees that the breach of this Agreement by such party would cause irreparable damage to the other parties to this Agreement and that such other parties will not have an adequate remedy at law. Therefore, subject to any conditions to Closing applicable to a party to this Agreement, the obligations of each such party under this Agreement, including, without limitation, the obligation of the Sellers to sell the Shares to the Company, shall be enforceable by a decree of specific performance issued by any court of competent jurisdiction, and appropriate injunctive relief may be applied for and granted in connection therewith. Such remedies shall, however, be cumulative and not exclusive and shall be in addition to any other remedies which any party may have under this Agreement or otherwise.

         8.12 Waiver of Age Discrimination Claim. P. STAATS ACKNOWLEDGES THAT SECTION 5.4(a)(iii)(A) OF THIS AGREEMENT INCLUDES A WAIVER OF ANY RIGHTS AND CLAIMS ARISING UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT, AS AMENDED (THE "ADEA RELEASE"). P. STAATS ACKNOWLEDGES THAT THE CONSIDERATION THAT HE IS RECEIVING IN EXCHANGE FOR HIS WAIVER OF THE RIGHTS AND CLAIMS SPECIFIED HEREIN EXCEEDS ANYTHING OF VALUE TO WHICH HE ALREADY IS ENTITLED. P. STAATS ACKNOWLEDGES THAT HE WAS ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT. P. STAATS REPRESENTS AND AGREES THAT HE FULLY UNDERSTANDS HIS RIGHT TO DISCUSS ALL ASPECTS OF THIS AGREEMENT WITH LEGAL COUNSEL AND, TO THE EXTENT HE DEEMS APPROPRIATE, HE HAS FULLY AVAILED HIMSELF OF THIS RIGHT. P. STAATS ACKNOWLEDGES THAT HE HAS ENTERED INTO THIS AGREEMENT KNOWINGLY AND VOLUNTARILY WITH FULL UNDERSTANDING OF ITS TERMS AND AFTER HAVING BEEN ADVISED AND HAD THE OPPORTUNITY TO SEEK AND RECEIVE ADVICE AND COUNSEL FROM HIS ATTORNEY. P. STAATS ACKNOWLEDGES THAT HE HAS BEEN GIVEN A PERIOD OF AT LEAST TWENTY-ONE (21) DAYS WITHIN WHICH TO CONSIDER THE RELEASE CONTAINED IN SECTION 5.4(a)(iii)(A) OF THIS AGREEMENT. P. STAATS UNDERSTANDS THAT HE MAY REVOKE SUCH RELEASE DURING THE SEVEN (7) DAYS FOLLOWING THE EXECUTION OF THIS AGREEMENT AND THAT SUCH PROVISION OF THIS AGREEMENT WILL NOT BECOME EFFECTIVE UNTIL THAT SEVEN-DAY REVOCATION PERIOD HAS EXPIRED (THE "ADEA REVOCATION PERIOD"). P. STAATS AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND THE GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

         8.13 Spousal Joinder. The spouse of each Seller joins in the execution of this Agreement for the purpose of evidencing her knowledge of its existence, her acknowledgment that she agrees to the provisions of this Agreement and her agreement to bind her community interest, if any, in any of the Shares to the performance of this Agreement, and she further agrees that the covenants in this Agreement shall be, and hereby are, accepted as binding on her individually and upon all persons ever to claim under her as though such Shares were held of record by her; provided, however, nothing contained in this Section
8.13 is intended to, nor shall be deemed to, confer or create any community property interest in the Shares upon her.

         8.14 Terms of Agreement Confidential. Each party to this Agreement shall not disclose the terms of this Agreement to any third person except to such party's directors, officers, employees, agents, legal advisors, accountants, financial sources, financial institutions, business and/or investment advisors or consultants (collectively "Advisors"). Except as otherwise provided herein, each party hereto shall direct the Advisors not to disclose to any third person any of the terms of this Agreement. Notwithstanding the foregoing, the terms of this Agreement shall not be deemed confidential, and a party shall not be precluded from disclosing the terms of this Agreement to any third person, if such terms were or became generally available to the public (other than as a result of its disclosure by the Company, CCI or HMTF, on the one hand, or the Sellers, on the other hand (in breach of this Agreement)). Nothing in this Section 8.14 shall be deemed to prevent the disclosure of the terms of this Agreement (i) by any person if, in the reasonable opinion of the legal counsel to the such person, such disclosure is required to be made by law, judicial or governmental process or order, administrative proceeding, discovery request or similar process; provided, however, that prior to making any such disclosure, the disclosing party shall give the other parties to this Agreement reasonable notice of such disclosure so that such other parties may seek protective order or (ii) by the Company, CCI or HMTF and their Advisors in connection with any financing necessary to provide funds for the payment of the Purchase Price or
(iii) by any person at any time after the Closing.

         8.15 Attorney Fees. In the event of any suit, arbitration or other proceeding between or among any of the parties to this Agreement with respect to this Agreement, the prevailing party or parties in connection with such proceeding shall be entitled to recover from the non prevailing party or parties, in addition to any other relief to which the prevailing parties are entitled, all of the costs and expenses of such prevailing parties in connection with such proceeding, including, without limitation, legal fees and expenses, court costs, and expert witness fees and costs.

            [THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

                                         COOPERATIVE COMPUTING
                                         HOLDING COMPANY, INC.

                                         By: /s/ Peter S. Brodsky
                                             --------------------
                                         Name:  Peter S. Brodsky
                                         Title: Assistant Secretary

                                         COOPERATIVE COMPUTING, INC.

                                         By: /s/ Peter S. Brodsky
                                             --------------------
                                         Name:  Peter S. Brodsky
                                         Title: Assistant Secretary

                                         /s/ Glenn E. Staats
                                         -------------------
                                            Glenn E. Staats

                                         Address: 2311 Island Wood Road
                                                  Austin, Texas 78733

                                         /s/ Marsha Staats
                                         -----------------
                                            Marsha Staats

                                         /s/ Preston W. Staats, Jr.
                                         --------------------------
                                            Preston W. Staats, Jr.

                                         Address: 5200 Green Falls Court
                                                  Austin, Texas 78746

                                         /s/ Sharon W. Staats
                                         --------------------
                                            Sharon W. Staats

                  The undersigned hereby join in this Agreement solely with respect to Sections 5.1. 5.4(b), 5.6, 5.7 and 8.2 of the Agreement.

                                         HICKS, MUSE, TATE & FURST EQUITY
                                          FUND III, L.P.

                                         By: HM3/GP Partners III, L.P.,
                                             its general partner

                                         By: Hicks, Muse GP Partners, L.P.,
                                             its general partner

                                         By: Hicks, Muse Fund III, Incorporated,
                                             its general partner

                                         By: /s/ Jack D. Furst
                                             -----------------
                                         Name:  Jack D. Furst
                                         Title: Chief Operating Officer

                                         HM3 COINVESTORS, L.P.

                                         By: Hicks Muse GP Partners III, L.P.,
                                             its General Partner

                                         By: Hicks Muse Fund III Incorporated,
                                         its General Partner

                                         By: /s/ Jack D. Furst
                                             -----------------
                                         Name:  Jack D. Furst
                                         Title: Chief Operating Officer

                  The undersigned hereby join in this Agreement solely with respect to Sections 5.4(b), 5.6, 5.7 and 8.2 of the Agreement.

                                         HICKS, MUSE, TATE & FURST
                                         INCORPORATED

                                         By: /s/ Jack D. Furst
                                             -----------------
                                         Name:  Jack D. Furst
                                         Title: Chief Operating Officer

                                         HMTF OPERATING, L.P.

                                         By: TOH/Ranger LLC, its general
                                             partner

                                         By: /s/ Jack D. Furst
                                             -----------------
                                         Name:  Jack D. Furst
                                         Title: Chief Operating Officer

                                                                       EXHIBIT A

                  SHARE OWNERSHIP/ALLOCATION OF PURCHASE PRICE

                                                                          PURCHASE PRICE
                                 SHARES OWNED BY                          --------------
      SELLER                         SELLERS                   CASH PORTION           NOTE PORTION
      ------                         ------                    ------------           ------------
Glenn E. Staats                    13,333,334                  23,333,333.33          1,666,666.67
Preston W. Staats, Jr.              2,666,666                   4,666,666.67            333,333.33

                                                                       EXHIBIT B

                     FORM OF UNANIMOUS STOCKHOLDERS CONSENT

                                    UNANIMOUS
                                 WRITTEN CONSENT
                               OF THE STOCKHOLDERS
                                       OF
                   COOPERATIVE COMPUTING HOLDING COMPANY, INC.

         The undersigned, being all of the stockholders of Cooperative Computing Holding Company, Inc., a Delaware corporation (the "Corporation"), hereby, pursuant to the provisions of Section 228(a) of the General Corporation Law of the State of Delaware, consent to and approve the following resolutions and each and every action effected thereby:

         WHEREAS, Glenn E. Staats and Preston W. Staats, Jr. (collectively, the "Sellers") are the record and beneficial owners of an aggregate 16,000,000 shares (the "Shares") of common stock, par value $.000125 per share (the "Common Stock"), of the Corporation;

         WHEREAS, the Corporation desires to purchase from the Sellers for an aggregate purchase price of $30 million all of the Shares pursuant to a Securities Repurchase Agreement, dated as of June 5, 2003 (the "Agreement"), among the Corporation, Cooperative Computing, Inc., a wholly owned subsidiary of the Corporation ("CCI"), the Sellers, Hicks, Muse, Tate & Furst Equity Fund III, L.P. and HM3 Coinvestors, L.P. (collectively, "HMTF"), in the form attached hereto as Exhibit A;

         WHEREAS, the Corporation also desires to cause CCI to purchase from HMTF its interest in HM Coop LLC, which owns 1,750,000 shares of common stock of Internet AutoParts, Inc., for an aggregate purchase price of $1,820,000 (the "IAP Purchase"); and

         WHEREAS, the undersigned stockholders believe that the purchase of the Shares, and the consummation of the other transactions contemplated by the Agreement, and the IAP Purchase are in the best interests of, and fair to, the Corporation and the undersigned stockholders.

         NOW, THEREFORE, BE IT RESOLVED, that the undersigned stockholders of the Corporation hereby authorize and approve the Agreement and the transactions contemplated thereby and the IAP Purchase.

                  This Unanimous Written Consent may be executed in multiple counterparts, each of which will be deemed to be an original but all of which when taken together will constitute one Unanimous Written Consent.

         IN WITNESS WHEREOF, the undersigned stockholders have executed this Unanimous Written Consent as of the ____ day of June, 2003.

Date: June ___, 2003                       _____________________________________
                                           Glenn E. Staats

Date: June ___, 2003                       _____________________________________
                                           Preston W. Staats, Jr.

Date: June ___, 2003                       _____________________________________
                                           A. Laurence Jones

Date: June ___, 2003                HICKS, MUSE, TATE & FURST EQUITY FUND
                                    III, L.P.

                                           By: HM3/GP Partners III, L.P.,
                                               as General Partner

                                           By: Hicks, Muse GP Partners,
                                               L.P., its General Partner

                                           By: Hicks, Muse Fund III
                                               Incorporated, its
                                               General Partner

                                           By: _________________________________
                                               Jack D. Furst
                                               Managing Director and
                                               Principal

Date: June __, 2003                        HM3 COINVESTORS, L.P.

                                           By: Hicks Muse GP Partners III, L.P.,
                                               its General Partner

                                           By: Hicks Muse Fund III
                                               Incorporated, its
                                               General Partner

                                           By: _________________________________
                                               Jack D. Furst,
                                               Managing Director and
                                               Principal

                                                            EXHIBIT A TO CONSENT

                         SECURITIES REPURCHASE AGREEMENT

                                                                       EXHIBIT C

                                     RELEASE

         On June 5, 2003, I executed a Securities Repurchase Agreement (the "Agreement") by and among Cooperative Computing Holding, Inc. (the "Company"), Cooperative Computing, Inc., Hicks, Muse, Tate & Furst Equity Fund III, L.P., HM3 Coinvestors, L.P. and me. I was advised by the Company in writing, to consult with an attorney of my choosing, prior to executing the Agreement. More than seven (7) calendar days have elapsed since I executed the Agreement. I have at no time revoked my acceptance or execution of the Agreement and hereby reaffirm my acceptance of the Agreement. Therefore, in accordance with the terms of the Agreement, I hereby request payment of the Purchase Price in accordance with Section 1.2 of the Agreement.

                                                  ______________________________
                                                  Preston W. Staats, Jr.